Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the inclusion in this Registration Statement on Form S-1/A of our report dated August 10, 2023 with respect to the audited financial statements of Ocean Capital Acquisition Corporation. (“the Company”) as of March 31, 2023 and 2022, for the year ended March 31, 2023 and the period from August 20, 2021 (inception) through March 31, 2022. Our report contains an explanatory paragraph regarding the Company’s ability to continue as a going concern.

We also consent to the references to us under the heading “Experts” in such Registration Statement.

/s/ MaloneBailey, LLP

www.malonebailey.com

Houston, Texas

August 10, 2023